PRESS RELEASE                          SOURCE: WPCS International Incorporated




               WPCS Announces Expected 4th Quarter FY2004 Results



EXTON, PA-- (BUSINESS WIRE) - June 8, 2004 -- OTCBB: WPCS - News) WPCS International Incorporated, a leader in project engineering services for wireless infrastructure and specialty communication systems has announced today that it anticipates reporting record revenue for the fourth quarter FY2004 ending April, 30, 2004 of approximately $8.2 million. Expected operating income for the fourth quarter will be approximately $359,000, which includes depreciation and amortization of $128,000 and non-cash charges of $50,000 related to the grant of stock options. Expected net income for the fourth quarter will be approximately $188,000, or $0.01 per diluted share. These financial results have not been audited and could be subject to change. The audited financial statements for FY2004 ending April 30, 2004 will be reported in July 2004.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented: "The fourth quarter produced very positive results. The most encouraging aspect of our performance is that the increase in revenue was driven primarily through organic growth. At the same time, our backlog has increased to $21.4 million of projects to be completed over the next nine months compared to a backlog of $14 million reported in the third quarter of FY2004 ending January 31, 2004. The increase in backlog after the record revenue production in the fourth quarter is a strong indicator for the continuing growth of the wireless infrastructure services and specialty communication systems market sector, as well as a strong indicator in our ability to win contracts and complete projects effectively."



About WPCS International Incorporated:

WPCS and its subsidiary companies offer project engineering services for specialty communication systems, wireless fidelity (WiFi) and fixed wireless applications. WPCS offers the ability to integrate superior solutions across the vast majority of communication requirements. The company has an extensive customer base that includes many major corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

---------------------------------
Contact:

Brett Maas / Investor Relations
Hayden Communications, Inc.
212-988-2206
ir@wpcs.com